Exhibit 10.23

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT is made this 10th day of December, 2003, by and between LIBERTY VENTURE I, LP, a Delaware limited partnership (“Landlord”), and DS DISTRIBUTION, INC., a Delaware corporation (“Tenant”).

BACKGROUND:

A. Landlord’s predecessor, The Northwestern Mutual Life Insurance Company, and Tenant entered into a Lease Agreement dated August 30, 1999 (the “Lease”), covering premises containing approximately 270,378 rentable square feet at 407 Heron Drive, Bridgeport, New Jersey, as more fully described in the Lease (the “Premises”).

B. Tenant and Landlord desire to extend the term of the Lease and modify the Lease in certain respects pursuant to the provisions of this First Amendment.

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and covenants contained herein and in the Lease, and intending to be legally bound hereby, agree that the Lease is amended as follows:

1. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

2. Section 1.3 is hereby deleted in its entirety.

3. Section 1.6 is hereby amended in its entirety as follows:

“For the period expiring on December 31, 2010, with two (2) options to renew for an additional period of five (5) years each.”

4. Effective retroactive to November 1, 2003, Section 1.9 of the Lease, entitled “Base Rent”, is deleted and the following schedule of Base Rent is substituted therefor:

Period	Per Square Foot	Annual Base Rent	Monthly Installment
11/1/03-12/31/08	$4.00	$1,081,512.00	$90,126.00
01/1/09-12/31/10	$4.10	$1,108,549.80	$92,379.15

5. Landlord acknowledges receipt of Tenant’s monthly installments of Base Rent for November 2003 and December 2003 in the aggregate amount of $204,437.32. Accordingly, on or before December 31, 2003, Landlord shall refund to Tenant the sum of $24,185.32, which represents the overpayment of Base Rent made by Tenant based upon the revised schedule of Base Rent set forth in Section 4 above.

6. Section 1.16 is hereby amended in its entirety as follows:

“100%”

7. All payments of Base Rent and Additional Rent shall be paid by Tenant to Landlord at the following address:

Liberty Venture I, LP

P.O. Box 827499

Philadelphia, PA 19182-7499

8. The following sentence is hereby added at the end of Section 3.1(b): “Neither Landlord nor Tenant may select any broker or appraiser, for the purposes of determining the fair market rate of rent, which has represented such party in the negotiation of the Lease or the First Amendment to Lease.”

9. The last sentence of Section 4.2 is hereby amended in its entirety as follows:

“Upon the occurrence of (a) an Event of Default by Tenant or (b) breach by Tenant of Tenant’s covenants under this Lease (subject with respect to (b) to applicable notice and cure periods set forth in Section 26, except that no such notice and opportunity to cure shall apply in the event of an emergency), Landlord may, from time to time, without prejudice to any other remedy, use the Security Deposit to the extent necessary to make good any arrears of rent and/or any damage, injury, expense or liability caused to Landlord by the Event of Default or breach of covenant, with the remaining balance of the Security Deposit to be returned by Landlord to Tenant within thirty (30) days after the termination of this Lease.”

10. The following items are hereby added to the definition of “Landlord’s Taxes” in Section 4.3(a):

(vi) gift, corporation, net income or profit tax or capital levy that is or may be imposed upon Landlord; or (vii) any interest or penalty imposed by any governmental entity upon any such Imposition as a result of Landlord’s failure to make the timely payment thereof.

11. Section 4.3(b)(5) is hereby amended in its entirety as follows: “cost of general maintenance, replacements (other than capital expenditures under generally accepted accounting principles, except to the extent expressly provided in Section 4.3(b)(8)) and repairs to the Building, parking areas, sidewalks and surrounding landscaping at the Premises”.

12. Section 4.3(b)(7) is hereby amended in its entirety as follows: “the costs of any minor repairs and alterations to portions of the Premises (other than the roof, walls and other structural portions of the Building) which are required or made necessary by changes in law”.

13. Section 4.3(b)(10)(i) is hereby amended to read in its entirety as follows: “(i) expenses for special services or utilities provided solely to, or otherwise recovered entirely from, any other individual tenant in the Building”.

14. In addition to the items excluded from Operating Expenses set forth in Section 4.3, Operating Expenses shall not include the following:

(a) Costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for any tenants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building.

(b) Brokerage commissions, finders’ fees, attorneys’ fees and other costs incurred by Landlord in leasing or attempting to lease space in the Building.

(c) Expenses in connection with services or other benefits which are not offered to Tenant, or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Building.

(d) Costs incurred by Landlord due to the violation by Landlord of the terms and conditions of any lease of space in the Building.

(e) Advertising and promotional expenditures and costs of signs in or on the Building identifying the owner or any tenant.

(f) Penalties and interest incurred as a result of Landlord’s negligence or inability or unwillingness to make payments when due.

(g) Costs of correcting latent or patent defects in the original construction or equipment of the Building.

(h) Except to the extent of Landlord’s insurance deductible, any and all costs incurred by Landlord for repairs resulting from damage, destruction or condemnation covered by other provisions of this Lease.

(i) Any and all costs incurred by Landlord in the operation of any specialty operations or facilities at the Building such as any broadcast facility or rooftop antenna facility.

(j) Overhead and profit increment paid to subsidiaries or affiliates of Landlord for management or other services on or to the Building or for supplies, utilities or other materials, to the extent that the costs of such services, supplies, utilities or materials exceed the reasonable costs that would have been paid had the services, supplies or materials been provided by unaffiliated parties on a reasonable basis without taking into effect volume discounts or rebates offered to Landlord as a portfolio purchaser.

(k) Expenses resulting from the gross negligence or willful misconduct of Landlord.

(l) Any fines or fees for Landlord’s failure to comply with governmental, quasi-governmental, or regulatory agencies’ rules and regulations.

(m) Impositions.

15. All Operating Expenses attributable to services performed or provided by third party service providers (i.e., persons or entities other than Landlord or its affiliates and their respective employees) shall be charged at the actual rates from the applicable third party service provider and based upon the actual out of pocket expense incurred by Landlord with respect thereto.

16. Notwithstanding anything to the contrary herein contained, annual increases in “controllable operating expenses” on an annualized basis shall not exceed 5% more than such “controllable operating expenses” for the prior calendar year on an annualized basis. For purposes hereof, “controllable operating expenses” means all operating expenses of the Property, except for impositions, insurance premiums, utilities and snow removal. In the event an increase in controllable operating expenses on an annualized basis in any calendar year is more than 5%, the excess may be billed to Tenant in any future calendar year in which the increase in controllable operating expenses on an annualized basis is less than 5% as long as in any calendar year controllable operating expenses are not in excess of 5% more than controllable operating expenses in the immediately preceding calendar year on an annualized basis.

17. The second to last sentence of Section 4.4 is hereby amended in its entirety as follows: “Landlord agrees that in the event that such a review by Tenant reveals an overpayment by Tenant of its share of Operating Costs by an amount of greater than 10% with respect to the year reviewed, then Landlord shall reimburse to Tenant the out-of-pocket costs of such review.”

18. The following provision is hereby added at the end of Section 4.5: “Notwithstanding anything in the Lease to the contrary, with respect only to the first late payment of Base Rent or Additional Rent in any twelve (12) month period, Landlord shall not impose any Late Charge or interest on any unpaid Rent or Additional Rent unless such sum remains unpaid after the expiration of five (5) days after Tenant’s receipt of written notice thereof.”

19. The following provision is hereby added as new Section 5.1(h): “Snow and ice removal from all parking areas, driveways and walkways which are part of the Premises or Building, provided that, in any calendar year, by written notice to Landlord on or before October 1 of the immediately preceding calendar year (December 15 for calendar year 2003), Tenant may elect to provide for snow and ice removal for such calendar year from the parking areas and sidewalks exclusively serving the Building and the Premises, in which event the cost thereof shall be excluded from Operating Expenses. If Tenant notifies Landlord in writing on or before December 15, 2003 that Tenant will provide for snow and ice removal for calendar year 2004, Tenant will also provide for snow and ice removal for the period from the date of Landlord’s receipt of Tenant’s notice through December 31, 2003.”

20. Notwithstanding anything to the contrary set forth in the second paragraph of Section 5.1, to the extent any expense set forth in Section 5.1 is a capital expenditure under generally accepted accounting principles, such expense shall not be an Operating Expense except to the extent expressly permitted by Section 4.3(b)(8).

21. The first sentence of Section 5.5 is hereby amended in its entirety as follows:

“Except as otherwise expressly set forth in this Lease, Tenant shall be responsible for repair of any damage to the Premises.”

22. The following sentence is hereby inserted at the end of Section 6:

“Notwithstanding anything in the Lease to the contrary, in the event that utility service to the Premises is interrupted, solely as a result of the negligence or willful misconduct of Landlord, such interruption continues for five (5) consecutive business days and Tenant cannot reasonably use the Premises for the conduct of its business, Base Rent and Additional Rent shall thereafter be abated until the Premises can reasonably be used or are used for the conduct of Tenant’s business.”

23. The first sentence of Section 7 is hereby amended to delete “Project” and substitute “Premises” therefor.

24. The following provision is hereby inserted as Section 11.2:

“11.2 Except to the extent attributable to the negligence (whether through act or omission) or deliberate act of Tenant, its employees or agents, and subject to the provisions of Section 13 herein, Landlord shall indemnify and hold Tenant and the employees and agents of Tenant (hereafter referred to as the “Tenant Indemnified Parties” and individually as a “Tenant Indemnified Party”) harmless from and against any and all demands, claims, causes of action, fines, penalties, damages, liabilities, judgments, and related expenses (including, without limitation, reasonable attorney’s fees) incurred in connection with loss of life, personal injury or property damage on the Premises caused by the negligence or willful misconduct of Landlord or any employee, agent, invitee or licensee of Landlord. If any action or proceeding for which Landlord is responsible to indemnify Tenant under this Section 11.2 is brought against Tenant Indemnified Party, Landlord, upon written notice from such Tenant Indemnified Party, shall defend the same at Landlord’s expense, with counsel reasonably satisfactory to Tenant.”

25. Section 12.1(a) is hereby amended in its entirety as follows:

“All-Risk property insurance insuring (i) the Building, (ii) all improvements located therein (except for improvements installed or constructed by Tenant), and (iii) Landlord’s equipment located in the Building.”

26. Section 12.1(b) is hereby amended in its entirety as follows: “Commercial general liability insurance in an amount of at least $1,000,000 per occurrence and $2,000,000 in the aggregate.”

27. Section 18 is hereby amended by adding a new subsection (f) as follows:

“(f) Notwithstanding anything to the contrary contained in this Section 18, Tenant shall not be responsible for remediating any Hazardous Substances, releases or conditions which come to exist on or at the Premises during the term of this Lease as a result of a condition or event which occurred outside the Premises unless caused by the acts or omissions of Tenant or Tenant’s agents.”

28. Sections 19(a) and (b) of the Lease are deleted in their entirety and the following are substituted therefor:

“(a) If the Premises is destroyed or damaged by fire or other casualty, Tenant shall promptly notify Landlord thereof in writing (“Tenant’s Notice”). If Landlord reasonably anticipates that completion of restoration will take more than one hundred twenty (120) working days from the date of Landlord’s receipt of Tenant’s Notice, Landlord shall, within thirty (30) days after receipt of Tenant’s Notice, notify Tenant in writing (“Landlord’s Notice”) of the time required for completion of restoration; in such event either Landlord or Tenant may terminate this Lease by written notice to the other party within ten (10) days after Tenant’s receipt of Landlord’s Notice. Any such termination shall be effective as of the date of Landlord’s receipt of Tenant’s Notice. If Landlord’s Notice is not required to be given or if neither Landlord nor Tenant elects to terminate this Lease as aforesaid, this Lease shall not terminate and Landlord shall at its sole cost and expense proceed with reasonable diligence to rebuild or repair the Premises to substantially the same condition existing prior to the damage; provided, however, Landlord shall have no obligation to restore or repair any alterations or improvements made by either Landlord or Tenant to the Premises at Tenant’s cost beyond the Tenant Improvements. If the Premises is to be rebuilt or repaired and is untenantable in whole or in part following the damage, the Base Rent and the Additional Rent payable under this Lease during the period for which the Premises is untenantable shall be abated to the extent the Premises is untenantable, such abatement to be in the proportion that the number of square feet of the Building rendered untenantable bears to the total number of square feet in the Building.

(b) In the event Landlord fails to substantially complete the necessary repairs or rebuilding on or before the later of (i) one hundred twenty (120) working days from the date of Landlord’s receipt of Tenant’s Notice, or (ii) the length of time set forth in Landlord’s Notice (the times set forth in both (i) and (ii) being subject to extension for the reasons set forth in Section 19(c) below), Tenant may terminate this Lease upon thirty (30) days prior written notice to Landlord; provided, however, if the necessary repairs or rebuilding are substantially completed during such thirty (30) day period, Tenant’s notice of termination shall be null and void and this Lease shall remain in full force and effect. Landlord and Tenant agree that any extension of time for substantial completion of restoration or rebuilding pursuant to Section 19(c) below shall not exceed two hundred seventy (270) days unless due to delays caused by Tenant or its agents.”

29. The following provision is hereby added at the beginning of Section 20: “Except to the extent caused by grossly negligent or willful acts or omissions of Landlord or its employees or agents”.

30. Section 22(b) is hereby amended by changing “6 months” to “9 months” and by deleting “(except in case of an emergency)”.

31. The following provision is hereby inserted at the end of Section 23(a):

“Tenant may, after notice to, but without the consent of Landlord, assign this Lease to an affiliate (i.e., an entity 50% or more of whose ownership interest is owned by the same owners (or affiliates) owning 50% or more of Tenant’s capital stock), parent or subsidiary of Tenant or to an entity to which it sells or assigns all or substantially all of its assets or stock or with which it may be consolidated or merged (“Affiliate”), provided such purchasing, consolidated, merged, affiliated or subsidiary entity shall, in writing, assume and agree to perform all of the obligations of Tenant under this Lease, shall have a net worth at least equal to that of Tenant as of the execution of the Lease and as of the date of such assignment, and it shall deliver such assumption with a copy of such assignment to Landlord within ten (10) days thereafter.”

32. Section 26(d) is hereby amended to delete the words “or the Project”.

33. The following provision is hereby added as Section 27(e):

“(e) Landlord agrees to use commercially reasonable efforts to relet the Premises in order to mitigate its damages, but Landlord shall not be required to prefer the Premises over other buildings owned by Landlord or its affiliates in the geographic area in which the Premises is located.”

34. Landlord represents and warrants to Tenant that as of the date hereof, no mortgage or ground lease affects or encumbers the Premises, except for a mortgage dated November 15, 2002 in favor of ING Life Insurance and Annuity Company and Security Life of Denver Insurance Company.

35. Section 35 of the Lease is hereby amended in its entirety as follows:

“35. Guaranty of Lease: At Landlord’s option, Tenant may be required to provide a Guaranty of Lease in the form attached hereto as Exhibit “D” executed by drugstore.com, inc.”.

36. Notwithstanding the provisions of Section 38 to the contrary, all notices shall be sent in the manner provided for in Section 38 to the following addresses:

LANDLORD:

Liberty Venture I, LP

c/o Liberty Property Trust

901 Route 73 and Lincoln Drive West

Marlton, NJ 08053

Attn: Robert D. Jones, Vice President

Fax No.: (856) 722-1630

With a copy to:

Liberty Venture I, LP

c/o Liberty Property Trust

65 Valley Stream Parkway, Suite 100

Malvern, PA 19355

Attention: Anne E. Sheppard, Real Estate Counsel

Fax No.: (610) 644-2175

TENANT:

DS Distribution, Inc.

c/o drugstore.com, inc.

13920 SE Eastgate Way, Suite 300

Bellevue, Washington, 98005

Attention: Chief Financial Officer

Fax (425) 372-3800

With a copy to:

DS Distribution, Inc.

c/o drugstore.com, inc.

13920 SE Eastgate Way, Suite 300

Bellevue, Washington, 98005

Attention: General Counsel

Fax (425) 372-3808

37. The Premises is currently occupied by Tenant, and, subject to the provisions of the Lease, Tenant has accepted same in its “as is” “where is” condition and Landlord shall have no obligations whatsoever to improve the Premises for Tenant’s use, except that promptly after the date hereof, Landlord shall, at its expense, commence and diligently pursue to completion the repairs to the sprinkler system shown on the Scope of Work attached hereto as Exhibit “A”. Landlord shall, in the performance of such work, use its commercially reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises and the conduct of Tenant’s business thereon.

38. The first sentence of Section 45 is amended in its entirety as follows:

“So long as Landlord is the owner of the Premises and the properties known as 403 and 406 Heron Drive, Bridgeport, New Jersey (the “ROFO Space”), Tenant shall have a right of first offer to lease portions of the ROFO Space which are available for lease during the Term of this Lease, subject to any similar rights or options of other tenants existing on the date of this Lease, and subject to the following additional terms:”.

39. Section 45.1 of the Lease, entitled “Expansion”, is deleted in its entirety.

40. Tenant represents and warrants that it has dealt with no brokers in connection with this First Amendment, except for Colliers Lanard & Axilbund, whose commission shall be paid by Landlord pursuant to separate agreement. Tenant agrees to indemnify and hold Landlord harmless from any and all claims for commissions or fees in connection with the Premises and this First Amendment from any other real estate brokers or agents with whom it may have dealt.

41. Tenant acknowledges and agrees that the Lease is in full force and effect and, to Tenant’s knowledge, Tenant has no claims or offsets against Base Rent and Additional Rent due or to become due hereunder.

42. Except as expressly modified herein, the terms and conditions of the Lease shall remain unchanged and in full force and effect.

43. This First Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the day and year first above written.

LANDLORD:
LIBERTY VENTURE I, LP

By:	Liberty Venture I, LLC, Sole General Partner

	By:	Liberty Property Limited Partnership, Sole Member

		By:	Liberty Property Trust, Sole General Partner

			By:	/s/ Ward J. Fitzgerald
			Name:	Ward J. Fitzgerald
			Title:	Senior Vice President, Regional Director

TENANT:
DS DISTRIBUTION, INC.

By:	/s/ Bob Barton
Title:	CFO

JOINDER OF GUARANTOR

The undersigned, Drugstore.Com, Inc., guarantor of Tenant’s obligations under the Lease pursuant to Guaranty of Lease dated as of August 30, 1999 (the “Guaranty”), hereby (a) joins in and consents to the foregoing First Amendment, (b) ratifies and confirms the Guaranty and agrees that the Guaranty remains in full force and effect with respect to the Lease, as amended by the First Amendment, and (c) agrees that it has no claim or offset against any sums due or to become due under the Guaranty.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has executed this Joinder of Guarantor this 10th day of December, 2003.

DRUGSTORE.COM, INC.

By:	/s/ Bob Barton
Name:	Bob Barton
Title:	CFO

EXHIBIT “A”

SCOPE OF WORK

407 Heron Drive

All work will be performed after normal working hours, between the hours of 10:00 pm and 6:00 am (each such period, a “worknight”). No work will be performed between Friday 6:00 am and Sunday 10:00 pm. (Sunday 10:00 pm to Friday 6:00 am) All materials and debris will be cleared at the end of each worknight, such that all obstructions are cleared by 6:00 am.

The detailed scope of work is as follows:

•	Lower and turn (1) branch line on system #1 between columns A & B 180 degrees. Remove the existing pendent ESFR sprinkler heads and install upright style ESFR sprinkler heads.

•	Lower and turn (2) branch lines on system #2 between columns A & B 180 degrees. Remove the existing pendent ESFR sprinkler heads and install upright style ESFR sprinkler heads.

•	Lower and turn (1) branch line on system #2 between columns G & F 180 degrees. Remove the existing pendent ESFR sprinkler heads and install upright style ESFR sprinkler heads.

•	Lower and turn (2) branch lines on system #3 between columns A & B 180 degrees. Remove the existing pendent ESFR sprinkler heads and install upright style ESFR sprinkler heads.

•	Relocate and turn (1) branch line on system #3 at the pharmacy wall 180 degrees. Remove the existing pendent ESFR sprinkler heads and install upright style ESFR sprinkler heads.

•	Lower and turn (2) branch lines on system #4 between columns A & B 180 degrees. Remove the existing pendent ESFR sprinkler heads and install upright style ESFR sprinkler heads.

•	Relocate and turn (1) branch line on system #4 at the pharmacy wall 180 degrees. Remove the existing pendent ESFR sprinkler heads and install upright style ESFR sprinkler heads.

•	Lower and turn (1) partial branch line on system #4 between columns E & F 180 degrees. Remove the existing pendent ESFR sprinkler heads and install upright style ESFR sprinkler heads.

•	Lower and turn (1) branch line on system #5 between columns A & B 180 degrees. Remove the existing pendent ESFR sprinkler heads and install upright style ESFR sprinkler heads.

•	Lower and turn (1) branch line on system #5 between columns B & C 180 degrees. Remove the existing pendent ESFR sprinkler heads and install upright style ESFR sprinkler heads.

•	Lower and turn (1) branch line on system #5 between columns E & F 180 degrees. Remove the existing pendent ESFR sprinkler heads and install upright style ESFR sprinkler heads.

•	Lower and turn (1) branch line on system #5 between columns F & G 180 degrees. Remove the existing pendent ESFR sprinkler heads and install upright style ESFR sprinkler heads.

•	Lower and turn (1) branch line on system #6 between columns A & B 180 degrees. Remove the existing pendent ESFR sprinkler heads and install upright style ESFR sprinkler heads.

•	Lower and turn (2) partial branch line on system #6 between columns A & B and E & F 180 degrees. Remove the existing pendent ESFR sprinkler heads and install upright style ESFR sprinkler heads.

•	Lower and turn (1) branch line on system #6 between columns H & G 180 degrees. Remove the existing pendent ESFR sprinkler heads and install upright style ESFR sprinkler heads.

•	Lower and turn (1) branch line on system #7 between columns A & B 180 degrees. Remove the existing pendent ESFR sprinkler heads and install upright style ESFR sprinkler heads.

•	Lower and turn (3) branch line between columns F & G 180 degrees. Remove the existing pendent ESFR sprinkler heads and install upright style ESFR sprinkler heads.

•	Change the existing pendent ESFR sprinkler heads in he pharmacy area to a standard spray ¾” brass pendent sprinkler head. Approximately 160 heads will be changed.

•	Provide hydraulic calculations for the change in heads within the pharmacy area.

•	Provide aerial lifts to perform the elevated sprinkler work.

•	Replace 227 central ESLO pendent sprinkler heads located in the office area.

•	Approximately 65 light fixtures will be relocated to meet FM Global guide lines.

•	These light fixtures will be relocated a minimum of 24” from sprinkler heads.

•	These light fixtures are in the following rows (approximately eight fixtures in each of these rows): R05/06, R06/06, R10/11, R14/15, R18/19, R22/23. R24/25, and R25/26.

Clarifications:

•	Permits: Permits and permit fees are included.

•	Area of Coverage: As stated within this proposal.

•	Materials and Methods: As per the National Fire Protection Association Pamphlet #13.

•	City Water Connections: Existing

•	Alarms: Existing

•	Fire Department Connection: Existing

•	Freight & Hauling: Delivery of materials and tools to the job site, as well as local hauling and handling is included.

•	Freeze Protection: Tenant shall provide adequate heat to the building.

•	Work Area: This scope of work assumes working from a finished concrete floor with ladders, scaffolding and two wheel drive aerial lift slab equipment. Tenant should keep the work area free from debris.

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•	Lighting: All warehouse lights are to be left on in order to provide for sufficient light levels throughout the work area.

•	Electric Service: A source of electric is to be provided by tenant.

•	All work will be done in accordance with the rules and regulations of and will meet the standards of the National Fire Protection Association Pamphlet #13.

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